SPARK ENERGY, INC. ANNOUNCES FOURTH QUARTER DIVIDEND
HOUSTON, January 21, 2016 - Spark Energy, Inc. (NASDAQ: SPKE), a Delaware corporation ("Spark"), announced today that its Board of Directors has declared a quarterly cash dividend for the fourth quarter of 2015 in the amount of $0.3625 per share of common stock. This amount represents an annualized dividend of $1.45 per share. The fourth quarter dividend will be paid on March 14, 2016 to holders of record on February 29, 2016.
“The fourth quarter exceeded our expectations,” said Nathan Kroeker, Spark’s President and Chief Executive Officer. “We achieved both strong financial results as well as growth in our total Residential Customer Equivalent (RCE) count in the fourth quarter.”
About Spark Energy, Inc.
Spark Energy, Inc. is an established and growing independent retail energy services company founded in 1999 that provides residential and commercial customers in competitive markets across the United States with an alternative choice for their natural gas and electricity. Headquartered in Houston, Texas, Spark currently operates in 16 states and serves 66 utility territories. Spark offers its customers a variety of product and service choices, including stable and predictable energy costs and green product alternatives.

Contact: Spark Energy, Inc.
Investors:
Andy Davis, 832-200-3727

Media:
Jenn Korell, 281-833-4151

1